UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 31, 2016

OvaScience, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35890	45-1472564
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9 Fourth Avenue Waltham, Massachusetts	02451
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 500-2802

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 31, 2016, Arthur Tzianabos, Ph.D., stepped down as the President and Chief Scientific Officer of OvaScience, Inc. (the “Company”) to assume the role of Chief Executive Officer at an early stage biotechnology company. Dr. Tzianabos and the Company entered into a consulting agreement (the “Consulting Agreement”), which provides for Dr. Tzianabos to act as an advisor to the Company through December 31, 2016, which may be extended by agreement of the parties, to facilitate an orderly transition of his employment duties and responsibilities, meet with and educate third parties about the Company and its science, and perform special projects as identified by the Company.

Dr. Tzianabos and the Company entered into a separation agreement (the “Separation Agreement”) pursuant to which he will receive (i) six months of his current annual base salary, paid out pursuant to the Company’s normal payroll practices over the next six months; (ii) continued vesting of his unvested stock option and unvested restricted stock unit awards during the time that he is advising the Company; and (iii) extension of the exercise period of all his stock option awards until the later of (a) March 31, 2017 or (b) three months after the termination of the Consulting Agreement.  Pursuant to the Consulting Agreement, Dr. Tzianabos will receive a flat fee of $8,333 per month while he is advising the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OVASCIENCE, INC.

Date: March 31, 2016	/s/ Jeffrey E. Young
Jeffrey E. Young
Chief Financial Officer